Exhibit 99.1

LIQUIDITY SERVICES ANNOUNCES SECOND QUARTER FISCAL YEAR 2016 FINANCIAL RESULTS

— Second Quarter Revenue of $86.9 million — GMV of $153.0 million — Adjusted EBITDA of $2.9 million

- Long Term Commercial Growth Strategy Remains the Priority

WASHINGTON — May 5, 2016 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today reported that gross merchandise volume (GMV) for the quarter ended March 31, 2016 was $153.0 million, a decrease of 19.2% from the prior year’s comparable period. Revenue for the quarter was $86.9 million, adjusted EBITDA, which excludes stock-based compensation, acquisition costs, impairment of goodwill and long-lived assets, business realignment expenses, and gains or losses from business dispositions, was $2.9 million and adjusted net income was $1.1 million or $0.04 adjusted diluted earnings per share. Net GAAP loss for Q2-16 was $0.85 million, which resulted in a $0.03 diluted loss per share based on weighted average of 30.6 million diluted shares outstanding. Q2-16 results were within the company’s guidance range for GMV and above the company’s guidance range for adjusted EBITDA and adjusted EPS, primarily due to better than expected margins in our DoD, state and municipal government and retail marketplaces as more clients utilized our value added services and we expanded with key client accounts ahead of our expectations.

“Our team remains focused on building a better future for how assets are managed, valued and sold in the reverse supply chain which translates into a significant business opportunity. We are achieving this by making investments in new data driven services, expansion of our buyer base and development of an innovative e-commerce platform to elevate the convenience and value we provide our customers,” said Bill Angrick, chairman and chief executive officer of Liquidity Services. “Our Q2 results demonstrated that we are achieving initial success and benefits from our transformation efforts over the past 18 months to expand our service offering for organizations seeking to extract more value from their supply chains. During the quarter, our commercial marketplaces signed over 30 new accounts, including new and expanded industrial and retail vertical relationships, valuation projects and new returns and asset management services. We also made progress on the build out of our new LiquidityOne platform as we completed initial testing of our first release candidate. We are moving forward with the next phase of development and anticipate increasing our investment in this area as we prepare to launch our initial marketplace on the new platform in the fourth quarter.”

Q2-16 results were led by our industrial manufacturing and state and municipal government marketplaces which achieved double digit top line growth as we penetrated existing accounts and added new accounts in new geographies. However, we still face headwinds as both the scrap and energy verticals remain depressed with lower volumes and pricing, and industrial sellers face continued uncertainty which has affected the timing of certain client projects. Additionally, future results will be uneven due to the transition to our new Surplus and Scrap contracts, and ongoing investment in our LiquidityOne transformation initiative.

We exited Q2-16 in a strong financial position with $117.5 million in cash and a debt free balance sheet, reflecting the cash benefit from our sale of Jacobs Trading which generated a tax loss for which we have received tax refunds of $35.1 million and expect to receive an additional $1.4 million in state refunds in fiscal year 2017.

Comparative financial results reflect the sale of Jacobs Trading, the significant downturn in commodity prices which have reduced prices and volume in our DoD scrap and energy marketplaces and increased spending in our LiquidityOne investment program. Our Q2-16 revenue and adjusted EBITDA decreased 15.6% and 66.6% respectively, from the prior year’s comparable period, and adjusted net income and adjusted diluted earnings per share decreased 54.6% and 55.5%, respectively, from the prior year’s comparable period. The tax rate used to calculate Q2-16 adjusted net income and adjusted EPS was 28.6%.  We expect our future years’ tax rate to range between 30% to 40%.

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Business Outlook

In the near term it remains difficult to forecast the sales and margins of our business, as our DoD marketplace has seen significant changes in the volume and mix of property we handle and a decline in scrap metals pricing which has reduced sales values and increased costs. We are also operating under an extension of the wind-down period of our prior DoD Surplus contract which reflects the more favorable pricing terms of that contract for merchandise received during the wind-down period, which will be in effect through January 2017. As we transition to the new Surplus contract during FY-16, we will receive and sell merchandise under both the old and new Surplus contracts.

During the next 12 months we will maintain the ‘as-is’ business supported by legacy systems while investing in the development of an integrated global business and new marketplace platform under our LiquidityOne transformation initiative. Our costs during this transition process will be elevated as we further allocate management time and resources to educate employees and implement new ways of conducting our business. We expect to have periods of uneven financial performance as we execute our strategy. However, we will emerge from this transformation as a much more scalable organization with new capabilities focused on growth opportunities in the global supply chain.

Our FY-16 outlook remains cautious due to the changing mix and volume of supply in our DoD and commercial business mentioned above, in part due to lower commodity prices and macro weakness in the energy sector. While we anticipate an increase in earnings in FY-16 compared to FY-15 from the sale of the Jacobs Trading business, client engagements and the mix of property received under select industrial and retail client programs are unpredictable, resulting in changing supply and margins in certain categories.

In the longer term, we expect our business to benefit from: (i) innovative new service capabilities and more efficient business operations from our LiquidityOne investment program; (ii) improved monetization of our buyer base through the deployment of our new integrated marketplace system and data warehouse; (iii) increased outsourcing of reverse supply chain activities in response to our new model and the rise of e-commerce and sustainability programs; and (iv) increased brand recognition as a market leader due to our proven track record, innovative scalable solutions and the ability to make a strategic impact in the reverse supply chain.

The following forward-looking statements reflect trends and assumptions for Q3-16:

(i)             increased investment spending under our LiquidityOne transformation initiative;

(ii)          increased cost of sales under our new DoD Surplus contract;

(iii)       steady results and year-over-year growth from our state and local government sector marketplace;

(iv)      lower than average sales prices and margins in our energy marketplace;

(v)         variability in the timing of large asset sales in our commercial capital assets marketplaces related to both underwritten and consignment programs;

(vi)      lower volume in our retail goods marketplaces, including as a result of the disposition of Jacobs Trading; and

(vii)   soft commodity prices affecting our Scrap contract.

GMV — We expect GMV for Q3-16 to range from $150 million to $175 million.

Adjusted EBITDA —We expect Adjusted EBITDA for Q3-16 to range from ($3.5) million to ($1.0) million.

Adjusted Diluted EPS — We estimate Adjusted Diluted Earnings Per Share for Q3-16 to range from ($0.13) to ($0.07). This guidance assumes that we have diluted weighted average number of shares outstanding for the quarter of 30.6 million and that we will not repurchase shares available under the share repurchase program. The Company’s Board of Directors approved the repurchase of an additional $5.0 million in shares raising the current amount approved for repurchase up to $10.1 million.

Our third quarter guidance adjusts EBITDA and Diluted EPS for stock based compensation costs, which we estimate to be approximately $2.5 million to $3.0 million. These stock based compensation costs are lower than fiscal year 2015.

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Key Q2 FY16 Operating Metrics

Registered Buyers — At the end of Q2-16, registered buyers totaled approximately 2,923,000, representing an approximately 9% increase over the approximately 2,688,000 registered buyers at the end of Q2-15.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 636,000 in Q2-16, an approximately 1% decrease from the approximately 640,000 auction participants in Q2-15.

Completed Transactions — Completed transactions increased to approximately 153,000, an approximately 5% increase for Q2-16 from the approximately 146,000 completed transactions in Q2-15.

GMV and Revenue Mix —The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q2-16	Q2-15
Consignment Model:
GovDeals	32.4%	23.8%
Commercial	23.8%	30.9%
Total Consignment	56.2%	54.7%
Purchase Model:
Commercial	24.7%	23.2%
Surplus Contract	14.3%	14.1%
Total Purchase	39.0%	37.3%
Other:	4.8%	8.0%
Total	100.0%	100.0%

Revenue Mix

	Q2-16	Q2-15
Consignment Model:
GovDeals	6.1%	4.5%
Commercial	11.4%	10.0%
Total Consignment	17.5%	14.5%
Purchase Model:
Commercial	42.8%	40.3%
Surplus Contract	25.1%	26.0%
Total Purchase	67.9%	66.3%

Other:	14.6%	19.2%
Total	100.0%	100.0%

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Liquidity Services

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income (loss) plus interest and other expense, net; provision (benefit) for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation, acquisition costs, impairment of goodwill and long-lived assets, business realignment expenses, and gains or losses from business dispositions.

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
	(In thousands)
	(unaudited)
Net (loss) income	$(850)	$1,381	$(6,047)	$(62,735)
Interest and other (income) expense, net	(390)	39	(451)	77
(Benefit) provision for income taxes	(267)	2,391	(2,421)	(18,527)
Amortization of contract intangibles	—	—	—	1,211
Depreciation and amortization	1,660	1,994	3,332	3,986

EBITDA	153	5,805	(5,587)	(75,988)
Stock compensation expense	2,724	2,810	5,144	5,412
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	—	—	39	96,238

Adjusted EBITDA	$2,877	$8,615	$(404)	$25,662

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income (loss) plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition, acquisition costs including changes in earn out estimates, and impairment of goodwill and long-lived assets.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income. For Q2-16, the tax rate used to tax effect these stock compensation expense, amortization of contract intangibles and acquisition costs items is our current tax rate of 28.6%.

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
	(Unaudited) (Dollars in thousands, except per share data)

Net (loss) income	$(850)	$1,381	$(6,047)	$(62,735)
Stock compensation expense (net of tax)	1,945	1,029	3,673	4,178
Amortization of contract intangibles (net of tax)	—	—	—	935
Acquisition costs (net of tax)	—	—	28	74,296

Adjusted net income (loss)	$1,095	$2,410	$(2,346)	$16,674

Adjusted basic earnings per common share	$0.04	$0.08	$(0.08)	$0.56

Adjusted diluted earnings per common share	$0.04	$0.08	$(0.08)	$0.56

Basic weighted average shares outstanding	30,594,940	29,998,324	30,542,520	29,957,298

Diluted weighted average shares outstanding	30,594,940	29,988,324	30,542,520	29,957,298

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Conference Call

The Company will host a conference call to discuss the second quarter of fiscal year 2016 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (866) 840-8225 or (704) 908-0457 and providing conference identification number 83603772. A live web cast of the conference call will be provided on the Company’s investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company’s website until May 4, 2017 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until May 12, 2016 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 83603772. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook, plans to increase investments in technology infrastructure, the Company’s proprietary e-commerce marketplace platform, product development and marketing initiatives, the LiquidityOne transformation initiative, the supply and mix of inventory under the DoD Surplus Contracts, expected future commodity prices, expected sales prices and margins in the Company’s energy marketplaces, expected future effective tax rates, expected future tax benefits as a result of the sales of the Jacobs Trading business, and trends and assumptions about future periods, including the third quarter FY-16.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and the success of our business realignment and LiquidityOne integration and enhancement initiative.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. We partner with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. Our superior service, unmatched scale, and ability to deliver results enable us to forge trusted, long-term relationships with over 8,000 clients worldwide. With nearly $6 billion in completed transactions, and approximately 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart surplus solutions. Let us build a better future for your surplus. Visit us at LiquidityServices.com.

Contact:

Julie Davis

Senior Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	September 30,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$117,528	$95,465
Accounts receivable, net of allowance for doubtful accounts of $557 and $471 at March 31, 2016 and September 30, 2015, respectively	7,193	6,194
Inventory	32,186	25,510
Tax refund receivable	1,358	33,491
Prepaid and deferred taxes	11,642	19,903
Prepaid expenses and other current assets	6,819	7,826
Total current assets	176,726	188,389
Property and equipment, net	13,495	13,356
Intangible assets, net	3,319	4,051
Goodwill	64,421	64,073
Deferred long-term tax assets	13,830	5,871
Other assets	15,264	12,748
Total assets	$287,055	$288,488
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,782	$9,500
Accrued expenses and other current liabilities	30,209	27,350
Profit-sharing distributions payable	1,503	2,512
Customer payables	27,762	29,802
Total current liabilities	68,256	69,164
Other long-term liabilities	3,221	3,322
Total liabilities	71,477	72,486
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 30,606,566 shares issued and outstanding at March 31, 2016; 30,026,223 shares issued and outstanding at September 30, 2015	29	29
Additional paid-in capital	215,672	210,712
Accumulated other comprehensive loss	(4,963)	(5,626)
Retained earnings	4,840	10,887
Total stockholders’ equity	215,578	216,002
Total liabilities and stockholders’ equity	$287,055	$288,488

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015

Revenue	$66,423	$83,286	$116,608	$181,449
Fee revenue	20,455	19,657	36,145	46,637
Total revenue	86,878	102,943	152,753	228,086

Costs and expenses:
Cost of goods sold (excluding amortization)	39,927	42,661	66,810	96,976
Profit-sharing distributions	2,506	7,558	4,863	17,150
Technology and operations	24,678	24,747	47,486	51,625
Sales and marketing	9,148	10,798	18,608	21,183
General and administrative	10,466	11,374	20,534	20,902
Amortization of contract intangibles	—	—	—	1,211
Depreciation and amortization	1,660	1,994	3,332	3,986
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	—	—	39	96,238

Total costs and expenses	88,385	99,132	161,672	309,271

(Loss) income from operations	(1,507)	3,811	(8,919)	(81,185)
Interest and other income (expense), net	390	(39)	451	(77)

(Loss) income before provision for income taxes	(1,117)	3,772	(8,468)	(81,262)
Benefit (provision) for income taxes	267	(2,391)	2,421	18,527

Net (loss) income	$(850)	$1,381	$(6,047)	$(62,735)
Basic (loss) earnings per common share	$(0.03)	$0.05	$(0.20)	$(2.09)
Diluted (loss) earnings per common share	$(0.03)	$0.05	$(0.20)	$(2.09)

Basic weighted average shares outstanding	30,594,940	29,988,324	30,542,520	29,957,298
Diluted weighted average shares outstanding	30,594,940	29,988,324	30,542,520	29,957,298

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Operating activities
Net income	$(850)	$1,381	$(6,047)	$(62,735)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,660	1,994	3,332	5,197
Stock compensation expense	2,724	2,810	5,144	5,412
Benefit (provision) for inventory allowance	191	(2,415)	1,399	(2,463)
Provision for doubtful accounts	8	1,084	86	1,205
Deferred tax benefit	(2,421)	—	(2,421)	(22,145)
Impairment of goodwill and long-lived assets	—	—	—	96,238
Incremental tax (loss) benefit from exercise of common stock options	165	98	213	(65)
Changes in operating assets and liabilities:
Accounts receivable	(1,162)	4,610	(1,085)	5,957
Inventory	(4,923)	21,108	(8,075)	29,246
Prepaid and deferred taxes	37,065	874	34,641	1,164
Prepaid expenses and other assets	(540)	(476)	(1,509)	182
Accounts payable	(1,312)	551	(718)	(308)
Accrued expenses and other	4,936	(8,856)	2,866	(16,390)
Profit-sharing distributions payable	161	677	(1,008)	285
Customer payables	(2,623)	(7,034)	(2,040)	(10,849)
Other liabilities	(82)	(526)	(79)	(987)
Net cash provided by operating activities	32,997	15,880	24,699	28,944
Investing activities
Increase in intangibles	(6)	(6)	(35)	(9)
Purchases of property and equipment	(1,295)	(3,483)	(2,723)	(5,095)
Net cash used in investing activities	(1,301)	(3,489)	(2,758)	(5,104)
Financing activities
Proceeds from exercise of common stock options (net of tax)	—	36	—	107
Incremental tax (loss) benefit from exercise of common stock options	(165)	(98)	(213)	65

Net cash (used in) provided by financing activities	(165)	(62)	(213)	172
Effect of exchange rate differences on cash and cash equivalents	545	(320)	335	(379)

Net increase in cash and cash equivalents	32,076	12,009	22,063	23,633
Cash and cash equivalents at beginning of the period	85,452	74,222	95,465	62,598

Cash and cash equivalents at end of period	$117,528	$86,231	$117,528	$86,231
Supplemental disclosure of cash flow information
Cash (received) paid for income taxes, net	$(34,889)	$1,864	$(34,652)	$2,453